CONSENT OF ERNST & YOUNG LLP,

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references made to our firm under the captions “General Information” and “Financial Highlights” in the Prospectus and “Counsel and Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, included in Post-Effective Amendment No. 14 to the Registration Statement (Form N-1A, No. 333-173276) of SSgA Active ETF Trust.

We also consent to the incorporation by reference into the Statement of Additional Information of our report, dated August 29, 2013, with respect to the financial statements and financial highlights of SPDR® SSgA Multi-Asset Real Return ETF, SPDR® SSgA Income Allocation ETF, SPDR® SSgA Global Allocation ETF and SPDR® Blackstone/GSO Senior Loan ETF (four of the portfolios comprising SSgA Active ETF Trust), included in the June 30, 2013 annual report of SSgA Active ETF Trust.

/s/ Ernst & Young LLP

Boston, Massachusetts

October 28, 2013